EXHIBIT 23.2

Deloitte & Associés 185, avenue Charles-de-Gaulle 92524 Neuilly-sur-Seine Cedex France Téléphone : + 33 (0) 1 40 88 28 00 Télécopieur : + 33 (0) 1 40 88 28 28 www.deloitte.fr

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Alcatel on Form S-8 of our report dated March 30, 2004, appearing in the Annual Report on Form 20-F of Alcatel for the year ended December 31, 2003 and to all references to our Firm included in this Registration Statement.

/s/ Deloitte & Associés

Deloitte & Associés
(formerly Deloitte Touche Tohmatsu)

Neuilly sur Seine,
France December 30, 2004

Société anonyme au capital de 1 723 040 €
Société d’Expertise Comptable inscrite au Tableau de l’Ordre du Conseil Régional de Paris/Ile-de-France
Société de Commissaires aux Comptes, membre de la Compagnie régionale de Versailles
572 028 041 RCS Nanterre
TVA : FR 02 572 028 041

Member of Deloitte Touche Tohmatsu